                                                                    EX-99.(D)(2)


                      INTERIM INVESTMENT ADVISORY AGREEMENT


     THIS AGREEMENT, made this 1st day of May, 2003, by and between Advantus Series Fund, Inc., a Minnesota corporation (the "Fund") and Waddell & Reed Investment Management Company, a _________ corporation ("Adviser");

                                   WITNESSETH:

     WHEREAS, the Fund is engaged in business as a diversified open-end management investment company registered as such under the Investment Company Act of 1940 (the "Investment Company Act") and offers for sale distinct series of shares of common stock, each of which series pursues its investment objectives through separate policies;

     WHEREAS, the Adviser is engaged in rendering investment advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940; and

     WHEREAS, the Fund desires to appoint the Adviser to provide investment advisory and management services to each series of the Fund set forth in Exhibit A hereto (each such series a "Portfolio" and together the "Portfolios") in the manner and on the terms hereinafter set forth, and the Adviser is willing to furnish such services.

     NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties do hereby agree as follows:

Section 1. Appointment of Adviser

     The Fund appoints the Adviser to act as the investment adviser to and manager of the Portfolios, to manage the investment and reinvestment of the assets of the Portfolios and to administer each Portfolio's affairs subject to the supervision of the Board of Directors of the Fund on the terms and conditions set forth in this Agreement. The Adviser accepts such appointment and agrees to render the services and to assume the obligations set forth in this Agreement.

     The Adviser will for all purposes provided in this Agreement be deemed to be an independent contractor and will have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund, unless otherwise expressly provided or authorized either in this Agreement or in another writing by the Fund. The Fund retains the ultimate responsibility and authority for direction and control of the services provided by the Adviser pursuant to this Agreement.

Section 2.  Duties of the Adviser

     The investment of the assets of the Portfolios shall at all times be subject to the applicable provisions of the Articles of Incorporation, the Bylaws, the Registration Statement, the current Prospectus and the Statement of Additional Information of the Fund and shall conform to the investment objectives, policies and restrictions of the Portfolios as set forth in such documents and as interpreted from time to time by the Board of Directors of the Fund. Within the framework of the investment objectives, policies and restrictions of the Portfolios, the Adviser shall have the sole and exclusive responsibility for the management of the Portfolios and the making and execution of all investment decisions for the Portfolios.

     In carrying out its obligations to manage the investments and reinvestments of the assets of the Portfolios, the Adviser shall: (1) obtain and evaluate pertinent economic, statistical, financial and other information affecting the economy generally and individual companies or industries the securities of which are included in the Portfolios or are under consideration for inclusion therein;
(2) formulate and implement a continuous investment program for each Portfolio consistent with the investment objective and related investment policies for each such Portfolio as set forth in the Fund's registration statement, as amended; and (3) take such steps as are necessary to implement the aforementioned investment programs by purchase and sale of securities including the placing of orders for such purchases and sales.

     The Adviser shall report to the Board of Directors of the Fund regularly at such times and in such detail as the Board may from time to time determine to be appropriate in order to permit the Board to determine the adherence of the Adviser to the investment objectives, policies and restrictions of the Portfolios.

     The Adviser shall, at its own expense, furnish the Fund office space and all necessary office facilities, equipment and personnel for servicing the investments of the Portfolios. The Adviser shall arrange for officers or employees of the Adviser to serve without compensation from the Fund as directors, officers or employees of the Fund if duly elected or appointed to such positions by the shareholders, directors or officers of the Fund.

     The Adviser shall maintain all records necessary in the operation of the Portfolios including records pertaining to each Portfolio's shareholders and investments. The Adviser hereby acknowledges that all such records are the property of the Fund, and in the event that a transfer of management or investment advisory services to someone other than the Adviser should ever occur, the Adviser will promptly and at its own cost, take all steps necessary to segregate such records and deliver them to the Fund.

Section 3.  Compensation for Services

     In payment for the investment advisory services to be rendered by the Adviser hereunder, the Fund shall pay to the Adviser as full compensation for all services hereunder a fee computed separately for each Portfolio at an annual rate, as set forth in Schedule A to this Agreement.

     The amount of the fees as set forth in Schedule A hereto will be deducted on each business day from the value of each Portfolio prior to determining the Portfolio's net asset value for the day and it shall be transmitted or credited to the Adviser. The fee shall be based on the net asset values of all of the issued and outstanding shares of such Portfolio as determined as of the close of each business day pursuant to the Articles of Incorporation, Bylaws and currently effective Prospectus and Statement of Additional Information of the Fund.

     Provided, however:

     (a) Any compensation paid under this Agreement shall be held in an interest-bearing escrow account with the Portfolio's custodian or a bank as defined in the Investment Company Act, mutually acceptable to the parties hereto.

     (b) If holders of a majority of a Portfolio's outstanding voting securities approve this Interim Investment Advisory Agreement within 150 days after May 1, 2003, the amount in the escrow account (including interest earned thereon) with respect to such Portfolio shall be paid to the Adviser.

     (c) If holders of a majority of a Portfolio's outstanding voting securities do not approve this Interim Investment Advisory Agreement within 150 days after May 1, 2003, the Adviser shall be paid, from the escrow account, an amount equal to the lesser of:

          (i) any costs incurred in performing this Agreement on behalf of such Portfolio (plus interest earned on that amount in the escrow account) or

          (ii) the total amount in the escrow account (plus interest earned thereon).

Section 4.  Allocation of Expenses

     In addition to the fee described in Section 3 hereof, the Fund shall pay all its costs and expenses which are not assumed by the Adviser or by Advantus Capital Management, Inc. ("Advantus"). These Fund expenses include, by way of example, but not by way of limitation, all expenses incurred in the operation of the Fund including, among others, interest, taxes, brokerage fees and commissions, fees of the directors who are not employees of the Adviser or Advantus or any of their affiliates, expenses of the directors' and shareholders' meetings, including the cost of printing and mailing proxies, expenses of insurance premiums for fidelity and other coverage, association membership dues, charges of custodians, auditing and legal expenses. The Fund will also pay the fees and bear the expense of registering and maintaining the registration of the Fund and its shares with the Securities and Exchange Commission and registering or qualifying its shares under state or other securities laws and the expense of preparing and mailing prospectuses and reports to shareholders.

     Each Portfolio will bear all expenses that may be incurred with respect to its individual operation, including but not limited to transaction expenses, advisory fees, brokerage, interest, taxes and the charges of the custodian. The Fund will pay all other expenses not attributable to a specific Portfolio or other series of the Fund, but those expenses will be allocated among such Portfolios and series on the basis of the size of their respective net assets unless otherwise allocated by the Board of Directors of the Fund.

Section 5.  Freedom to Deal with Third Parties

     The Adviser shall be free to render services to others, including other investment companies, similar to those rendered under this Agreement or of a different nature except as such services may conflict with the services to be rendered or the duties to be assumed hereunder. It is understood and agreed that the officers, directors and employees of the Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors or employees of any other firm or corporation, including other investment companies.

Section 6.  Conflicts of Interest

     It is understood that directors, officers, agents and stockholders of the Fund are or may be interested in the Adviser as directors, officers, stockholders, or otherwise; that directors, officers, agents and stockholders of the Adviser are or may be interested in the Fund as directors, officers, stockholders or otherwise; that the Adviser may be interested in the Fund; and that the existence of any such dual interest shall not affect the validity hereof or of any transactions hereunder except as otherwise provided in the Articles of Incorporation of the Fund and the Adviser, respectively, or by specific provision of applicable law.

Section 7.  Regulation

     The Adviser shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations.

Section 8.  Effective Date, Duration and Termination of Agreement

     This Agreement shall become effective on May 1, 2003 with respect to each Portfolio, and will continue in effect with respect to that Portfolio until the earlier of (i) the effective date of the reorganization of such Portfolio into a series of W&R Target Funds, Inc. or (ii) the date that is 150 days after May 1, 2003.

     This Agreement may be terminated at any time with respect to a Portfolio, without the payment of any penalty, by the Directors of the Fund or by the vote of a majority of the outstanding voting securities of a Portfolio, on ten days' written notice to the Adviser, or by the Adviser on sixty days' written notice to the Fund. This Agreement will automatically terminate, without the payment of any penalty, in the event of its assignment (as defined in the Investment Company Act).

     Wherever referred to in this Agreement, the vote or approval of the holders of a majority of the outstanding voting securities of a Portfolio shall mean the vote of 67% or more of such securities if the holders of more than 50% of such securities are present in person or by proxy or the vote of more than 50% of such securities, whichever is the lesser.

Section 9.  Amendments to the Agreement

     This Agreement may be amended by the parties only if such amendment is specifically approved by the vote of a majority of the outstanding voting securities of the Fund and by the vote of a majority of the directors of the Fund who are not interested persons of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval. The required shareholder approval shall be effective with respect to any Portfolio to which this Agreement relates if a majority of the outstanding voting securities of the capital stock of that Portfolio vote to approve the amendment, notwithstanding that the amendment may not have been approved by a majority of the outstanding voting securities of the Fund. Notwithstanding the foregoing, this Agreement may be amended without shareholder approval to the extent such is permitted under then-current regulatory interpretations of the Investment Company Act.

Section 10.  Notice of Information

     Each party hereto shall advise the others promptly of (a) any action of the Securities and Exchange Commission or any authorities of any state or territory, of which it has knowledge, affecting registration or qualification of the Fund, and (b) the happening of any event which makes untrue any statement, or which requires the making of any change, in the registration statement or prospectus in order to make the statements therein not misleading.

Section 11.  Entire Agreement

     This Agreement contains the entire understanding and agreement of the parties.

Section 12.  Headings

     The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

Section 13   Receipt of Notices

     Any notice under this Agreement shall be in writing, addressed, delivered or mailed, postage prepaid, to the other party at such address as such other party may designate in writing for the receipt of such notice.

     IN WITNESS WHEREOF, the Fund and the Adviser have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                Advantus Series Fund, Inc.


                                By
                                   ---------------------------------------------
                                      Dianne M. Orbison
                                      President

                                Waddell & Reed Investment Management Company


                                By
                                   ---------------------------------------------
                                                ---------------
                                                ---------------

                                   SCHEDULE A

                                     TO THE

                          INVESTMENT ADVISORY AGREEMENT

                                   MAY 1, 2003

         As compensation for the services to be rendered and the charges and expenses to be assumed and paid by the Adviser, each Portfolio shall pay the Adviser an annual fee based on the average daily net asset value of the respective Portfolio in accordance with Section 3 of the Investment Advisory Agreement and the following schedule:

Portfolio                                                 Fee Rate
---------                                                 --------

Growth Portfolio                    0.45% on the first $1 billion in assets
                                    0.40% on all assets in excess of $1 billion in assets

Asset Allocation Portfolio          0.35% on the first $1 billion in assets
                                    0.30% on all assets in excess of $1 billion in assets

Capital Appreciation Portfolio      0.50% on the first $1 billion in assets
                                    0.45% on all assets in excess of $1 billion in assets

Value Stock Portfolio               0.50% on the first $500 million in assets
                                    0.45% on the next $500 million in assets
                                    0.40% on all assets in excess of $1 billion in assets

Core Equity Portfolio               0.50%